EXHIBIT 99.1

Integer Announces CEO Succession Plan

~ Joseph Dziedzic to retire as President and CEO ~
~ Payman Khales appointed President and CEO effective October 24, 2025 ~

PLANO, Texas, April 24, 2025 (GLOBE NEWSWIRE) -- Integer Holdings Corporation (NYSE: ITGR), a leading medical device contract development and manufacturing organization, today announced that Joseph Dziedzic will retire as President and Chief Executive Officer and will step down from the Board of Directors, effective October 24, 2025. At that time, Payman Khales, Chief Operating Officer, will assume the President and CEO position and join the Company’s Board. To ensure a smooth transition, Mr. Dziedzic will serve as an advisor to the Company through March 31, 2026.

“We are incredibly grateful to Joe, whose vision, strategy, and ability to create a high-performance culture has driven Integer’s significant growth and value creation during his eight-year tenure as CEO,” said Pamela G. Bailey, Chair of the Board. “Among many other accomplishments, Joe reshaped Integer’s business to focus on high growth markets that address unmet patient needs, accelerated organic and inorganic investment in differentiated technologies, and developed and implemented the Integer Production System to create consistency across our manufacturing operations. Integer is delivering on its financial objectives of above market organic sales growth with expanding margins and is well positioned to continue this growth trajectory. We wish him the very best in a well-deserved retirement.”

“It has been an honor to lead the Integer team through this pivotal period in our Company’s history, and I am proud of what we have accomplished for our customers and patients around the world,” said Mr. Dziedzic. “Payman is the natural choice to guide Integer through our next chapter of growth. He is an exceptional leader who embodies our commitment to innovation, quality and operational excellence, and his track record speaks for itself. Payman has been an integral part of the development and execution of our strategy, both within Cardio & Vascular and across the enterprise, while leading Integer’s Customer Operational Strategic Imperatives. I look forward to the Company’s continued success under Payman’s leadership.”

Mr. Khales joined Integer in 2018 as President of the Cardio & Vascular business. Under his leadership, the business established a successful market/customer-based strategy, doubling sales in seven years, accelerating market penetration, and achieving above-market growth, while improving service levels and profitability. Since becoming COO, he has overseen both of Integer’s business units, Cardio & Vascular and Cardiac Rhythm Management & Neuromodulation, along with global operations and manufacturing strategy.

“I am honored to be named the next CEO of Integer and would like to thank Joe and the Board of Directors for having faith in me to lead this amazing company in its next chapter,” said Mr. Khales. “I am excited about the strong momentum in our business as we continue to build differentiated capabilities and collaborate closely with our customers to deliver innovative medical device technologies to patients around the globe. I thank Joe for his mentorship over the past seven years and continued support in the coming months as we prepare to transition. He set the vision and strategy that transformed Integer into the strong company it is today, and I wish him a very enjoyable retirement later this year.”

First Quarter 2025 Results

In a separate press release issued today, Integer reported first quarter 2025 financial results. The Company will host a conference call today at 8 a.m. CT / 9 a.m. ET to discuss these results.

That press release, along with other investor materials, including a slide presentation and reconciliations of certain non-GAAP measures to their nearest GAAP measures, will also be available on investor.integer.net.

About Payman Khales

Mr. Khales currently serves as COO of Integer, and previously served as President of the Cardio & Vascular product category since 2018.

Prior to joining Integer, Mr. Khales served as President of the Environmental Technologies business segment for CECO Environmental Corp., a diversified global provider of engineered technologies to the environmental, energy, and fluid handling and filtration industrial segments. He also held several progressive leadership roles at Ingersoll Rand Company.

Mr. Khales holds an Executive Master of Business Administration from Indiana University’s Kelley School of Business, and a Bachelor of Science in Mechanical Engineering from École Polytechnique de Montréal.

About Integer®
Integer Holdings Corporation (NYSE: ITGR) is one of the largest medical device contract development and manufacturing organizations (CDMO) in the world, serving the cardiac rhythm management, neuromodulation, and cardio and vascular markets. As a strategic partner of choice to medical device companies and OEMs, the Company is committed to enhancing the lives of patients worldwide by providing innovative, high-quality products and solutions. The Company's brands include Greatbatch Medical® and Lake Region Medical®. Additional information is available at www.integer.net.

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